UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2022

ASCENT SOLAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street
Thornton, CO 80241
(Address of principal executive offices)

(720) 872-5000
(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ASTI	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

Background; Recent Reverse Stock Split

As previously disclosed, effective as of 5:00 p.m. Eastern Time on Friday January 28, 2022, Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”) effected a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at a ratio of one-for-five thousand (the “Reverse Stock Split”). The Common Stock began trading on a split-adjusted basis on the OTC market on Monday January 31, 2022.

Following the Reverse Stock Split, the Company’s issued and outstanding shares of Common Stock were decreased from approximately 23.74 billion pre-split shares to 4.81 million post-split shares. In connection with the Reverse Stock Split effectiveness, the number of authorized shares of the Company's Common Stock were decreased from 30 billion to 500 million shares.

The amount of the Company’s outstanding convertible notes and outstanding convertible preferred stock were not affected by the Reverse Stock Split. However, the number of shares of Common Stock into which the outstanding convertible notes and outstanding convertible preferred stock is convertible was proportionately reduced as a result of the Reverse Stock Split.

Conversion of Outstanding Convertible Promissory Notes and Convertible Preferred Stock

Following the Reverse Stock Split, on February 1 and 2, 2022, holders of:

(i) $9,200,000 aggregate principal amount of our outstanding convertible promissory notes converted such notes (in accordance with their existing, split-adjusted terms) into 18,400,000 shares of newly issued post-split common stock, and

(ii) 3,700 outstanding shares of Series 1A convertible preferred stock converted such preferred shares (in accordance with their existing, split-adjusted terms) into 7,400,000 shares of newly issued post-split common stock.

Accordingly, as of February 7, 2022, we have now 30,609,249 shares of common stock outstanding.

Following such conversions, the Company has $1,200,000 aggregate principal amount of convertible promissory notes which remain outstanding. The split-adjusted conversion price of such notes is $0.50 per common share. No shares of Series 1A convertible preferred stock remain outstanding.

All of the issued securities described in this Current Report on Form 8-K were offered and sold in reliance upon exemptions from registration pursuant to Sections 3(a)(9) and 4(a)(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder.

Item 5.01 Changes in Control of Registrant.

The information contained in Item 3.02 of this Current Report on Form 8-K is incorporated herein by reference.

Prior to the conversions described above, our three principal stakeholders (BD 1 Investment Holding, LLC (“BD1”), Crowdex Investments, LLC (“Crowdex”), and TubeSolar AG (“TubeSolar”)) held significant ownership positions in the Company through their ownership of a combination of convertible notes (which do not having voting rights), Series 1A convertible preferred stock (which do have voting rights), and outstanding common stock.

Following the conversions described above, the ownership positions of BD1, Crowdex and TubeSolar now consist solely of outstanding common stock. Following the conversions described above, as of February 7, 2022:

(i)   BD 1 now owns 15,933,334 shares (52.1%) of our outstanding common stock;

(ii)  Crowdex now owns 5,545,042 shares (18.1%) of our outstanding common stock; and

(iii) TubeSolar now owns 4,961,234 shares (16.2%) of our outstanding common stock.

Accordingly, BD1 would be able to cast approximately 52.1% of the votes entitled to vote at any meeting of stockholders of the Company (or written consent of stockholders in lieu of meeting). Crowdex and TubeSolar together would be able to cast approximately 34.3% of the votes entitled to vote at any meeting of stockholders of the Company (or written consent of stockholders in lieu of meeting).

BD1, Crowdex, and TubeSolar, therefore, will, for the foreseeable future, have significant influence over our management and affairs, and will be able to control virtually all matters requiring stockholder approval, including the election of directors and significant corporate transactions such as mergers or sales of our Company or assets.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit Number	Description

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

February 8, 2022	By:	/s/ Michael Gilbreth
Name: Michael Gilbreth
Title: Chief Financial Officer